Cycle Country Accessories Corp (ATC) Pre-announces FY07 Earnings
Of 6 Cents, Exceeding Previous Guidance

Milford IA. Cycle Country, a leading supplier of ATV accessories, Golf Accessories, Oil Filters, molded Wheel Covers and Contract Manufacturing services announces its 2007 year-end (un-audited) earnings of 6 cents per share (based upon 7.3m Outstanding Shares, fully diluted), on gross sales of $14.9M.
The company exceeded the previous guidance of 2 to 5 cents per share given on August 1. The outstanding share total, on which the 6 cents is based, does not include the recent sale of the Milford, Iowa plant to the company's founder and the subsequent retirement of 19.2% of the company's outstanding shares. The new amount of outstanding shares will be 5,939,278 (fully diluted).

The company credits the improved results to the actions undertaken of aggressively expanding their new product offerings, cost reductions programs in their manufacturing operations, and a strengthening of their Sales organization. Cycle Country also indicated that they are experiencing a heavier than expected pre-season snow plow sales and their distribution and dealer networks are reporting "brisk sales."

"We are pleased to have exceeded our earlier guidance as we move forward with our long term business plan implementation", stated Randy Kempf, President & CEO. The company had been providing earnings guidance quarterly but will provide guidance only on an annual basis per the advice of several investors and market professionals. They will continue to have quarterly conference calls. The company expects to provide the 2008 guidance in the next few weeks as they complete their business planning process.

The company further reported that new product sales continue to exceed expectations and that they are in the process of hiring additional design engineers to further accelerate the development of new products. "The new sales force, made up of direct sales and independent Manufacturers Representatives are bringing in new product ideas at a faster rate than our current Engineering staff can develop", stated Kempf. The company continues to make improvements to their very successful snow plow line while focusing on counter seasonal business to even out the revenue stream at the level they now enjoy during the snow season.

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan FIN
Mark Gilbert, Principal, 317-867-2839
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation